UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 26, 2015

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 26, 2015, CAS Medical Systems, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Zoe Medical, Inc. (“Zoe”), pursuant to which it simultaneously sold to Zoe substantially all of the assets of the Company’s 740 SELECT® vital signs monitor product line.

Pursuant to the Agreement, the Company received consideration of $220,000 in cash at closing and a one-year promissory note in the amount of $329,967. The Agreement also provides for royalty payments to the Company for sales of 740 SELECT products during the three year period following closing.  In addition to the foregoing, the Agreement contains customary representations, warranties, covenants and indemnification obligations of the parties. In accordance with the Company’s term loan agreement with its lender, General Electric Capital Corporation, the closing proceeds and the promissory note payments from the transaction will be applied to the outstanding balance on the Company’s term loan.

In late 2014, the Company phased out sales of its 740 brand of vital signs monitors, which technology pre-dated the 740 SELECT.  Given the divestiture of the 740 SELECT monitor, the Company has reclassified its entire vital signs monitoring results to discontinued operations.

Sales of vital signs monitors were $3.7 million for the year ended December 31, 2014 and were $1.3 million for the six months ended June 30, 2015. Reclassifying the vital signs monitoring results to discontinued operations for both periods had no material effect on the Company’s results from continuing operations.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1 Press release dated October 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: October 29, 2015	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer

EXHIBIT INDEX

99.1                         Press release dated October 29, 2015